Exhibit 99.1

International Rectifier Announces Second Quarter Fiscal Year 2011 Results

•                  Revenue $281.7 million

•                  Operating income up 41% over prior quarter

•                  March quarter revenue outlook: $285-$295 million

EL SEGUNDO, Calif.—(BUSINESS WIRE)—January 31, 2011— International Rectifier Corporation (NYSE:IRF) today announced financial results for the second quarter (ended December 26, 2010) of its fiscal year 2011.  Revenue for the second quarter fiscal year 2011 was $281.7 million, a slight increase from $280.9 million in the first quarter fiscal year 2011 and a 34.0% increase from $210.2 million in the second quarter fiscal year 2010.

International Rectifier reported a net income of $43.9 million, or $0.62 per fully diluted share for the second quarter fiscal year 2011, compared with net income of $33.5 million, or $0.47 per fully diluted share, in the first quarter fiscal year 2011.  The first quarter fiscal year 2011 results included a $3.8 million gross tax benefit that increased fully diluted earnings per share by $0.05.  For the second quarter fiscal year 2010, International Rectifier reported a net income of $28.3 million, or $0.39 per fully diluted share. The second quarter fiscal year 2010 results included a $27.8 million gross tax benefit that increased fully diluted earnings per share by $0.39.

Gross margin was 43.0%, up 430 basis points compared with the first quarter fiscal year 2011 and up from 29.9% in the second quarter fiscal year 2010.  The increase in gross margin compared with the first quarter fiscal year 2011 was driven by lower manufacturing costs as a result of higher cost absorption associated with an increase in inventory in anticipation of future demand and a higher gross margin product mix.

Operating income was $44.6 million or 15.8% of revenue compared with $31.6 million or 11.3% of revenue in the first quarter fiscal year 2011 and up from operating income of $254 thousand in the second quarter fiscal year 2010.

President and Chief Executive Officer Oleg Khaykin stated: “The December quarter marked another strong quarter for IR.  We have executed on our strategy and delivered one of the most profitable quarters for the company in many years.  Strong demand in the appliance, industrial and automotive markets has offset weakness in the consumer and computing markets.”

Research and development expenses for the second quarter fiscal year 2011 were $28.5 million, up from $27.6 million in the first quarter fiscal year 2011.

Selling, general and administrative expenses for the second quarter fiscal year 2011 were $46.6 million, down from $48.3 million in the first quarter fiscal year 2011.

Cash, cash equivalents and marketable investments totaled $602.5 million at the end of the second quarter fiscal year 2011, including restricted cash of $3.4 million.

Cash from operating activities for the second quarter fiscal year 2011 was $55.4 million.

During the second quarter fiscal year 2011, the Company purchased 170,000 shares of its common stock for $4.9 million. The Company had 69,791,968 shares outstanding at the end of the quarter.

Third Quarter Outlook

Oleg Khaykin noted: “For the March quarter, we currently expect revenue to range from $285 million to $295 million and gross margin to range from 39% to 39.5%.  We continue to see strength in the appliance, industrial and automotive markets and are starting to see early signs of recovery in computing.”

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended December 26, 2010, September 26, 2010, and December 27, 2009, respectively, reconcile revenue and gross margin for the Company’s customer segments to the consolidated total amounts of such measures for the Company.  What we refer to as our “customer segments” includes our Power Management Devices, Energy-Saving Products, Automotive Products, Enterprise Power and HiRel reporting segments, and does not include our Intellectual Property reporting segment.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the 2011 fiscal second quarter with the Securities and Exchange Commission on Monday, January 31, 2011. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE: A conference call will begin today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:25 p.m. Pacific time.  In order to join this conference call,  participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 5:30 p.m. Pacific time on Monday, January 31, through Monday, February 7, 2011. To listen to the replay by phone, call 800-642-1687 or 706-645-9291 for international callers and enter reservation number 36179729. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline or volatility in general market and economic conditions or customer forecasts; reduced margins from lower than expected factory utilization and inventory reduction efforts; continued volatility and further deterioration of the capital markets; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; additional costs or adverse financial effects from implementing our strategic growth initiatives; unexpected costs or delays in implementing our plans to transfer, consolidate and qualify product lines, including product lines at third party contract manufacturers; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	December 26, 2010	September 26, 2010	December 27, 2009
Revenues	$281,744	$280,867	$210,244
Cost of sales	160,733	172,043	147,426
Gross profit	121,011	108,824	62,818

Selling, general and administrative expense	46,617	48,310	37,285
Research and development expense	28,544	27,560	24,215
Amortization of acquisition-related intangible assets	1,242	1,219	1,094
Asset impairment, restructuring and other charges	(4)	134	(30)
Operating income	44,612	31,601	254
Other expense, net	1,708	1,312	1,009
Interest income, net	(4,152)	(1,409)	(2,488)
Income before income taxes	47,056	31,698	1,733
Provision for (benefit from) income taxes	3,127	(1,800)	(26,585)
Net income	$43,929	$33,498	$28,318

Net income per common share-basic	$0.62	$0.47	$0.40

Net income per common share-diluted	$0.62	$0.47	$0.39

Average common shares outstanding—basic	69,587	70,165	71,270
Average common shares and potentially dilutive securities outstanding—diluted	70,235	70,483	71,641

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 26, 2010	September 26, 2010	December 27, 2009 (1)
Assets
Current assets:
Cash and cash equivalents	$249,301	$229,682	$209,406
Restricted cash	1,629	1,629	3,405
Short-term investments	300,939	281,170	260,727
Trade accounts receivable, net	169,426	171,432	127,618
Inventories	223,162	187,574	157,973
Current deferred tax assets	2,008	2,159	1,257
Prepaid expenses and other receivables	30,412	37,177	58,954
Total current assets	976,877	910,823	819,340
Restricted cash	1,776	1,776	—
Long-term investments	48,820	61,292	75,996
Property, plant and equipment, net	368,357	361,392	352,855
Goodwill	74,955	74,955	74,955
Acquisition-related intangible assets, net	12,485	13,728	9,633
Long-term deferred tax assets	7,995	8,072	7,049
Other assets	50,072	45,965	47,483
Total assets	$1,541,337	$1,478,003	$1,387,311
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$100,236	$95,069	$81,960
Accrued income taxes	5,164	5,838	13,271
Accrued salaries, wages and commissions	43,040	36,998	25,039
Current deferred tax liabilities	1,687	1,687	2,793
Other accrued expenses	87,274	82,640	68,292
Total current liabilities	237,401	222,232	191,355
Long-term deferred tax liabilities	5,334	5,335	5,188
Other long-term liabilities	34,061	32,853	48,352
Total liabilities	276,796	260,420	244,895
Commitments and contingencies
Stockholders’ equity:
Common shares	74,184	73,603	73,243
Capital contributed in excess of par value of shares	1,011,345	1,002,546	988,113
Treasury stock, at cost	(73,589)	(68,701)	(28,640)
Retained earnings	256,616	212,687	109,780
Accumulated other comprehensive income	(4,015)	(2,552)	(80)
Total stockholders’ equity	1,264,541	1,217,583	1,142,416
Total liabilities and stockholders’ equity	$1,541,337	$1,478,003	$1,387,311

(1)  Certain reclassifications have been made to the previously reported amounts to conform to the current year presentation.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	December 26, 2010	September 26, 2010	December 27, 2009
Cash flow from operating activities:
Net income	$43,929	$33,498	$28,318
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19,638	18,943	17,373
Amortization of acquisition-related intangible assets	1,242	1,219	1,094
Stock compensation expense	3,660	4,365	2,591
Gain on disposal of fixed assets	(48)	(349)	—
Provision for (recovery of) bad debt	(449)	92	(1,811)
Provision for (recovery of) inventory write-downs	2,635	2,036	(999)
Deferred income taxes	(90)	218	(244)
Other-than-temporary impairment of investments	—	538	99
(Gain) loss on derivatives	(1,684)	762	(1,664)
Gain on sale of investments	(3,483)	(537)	(1,329)
Tax benefit from stock options	536	—	—
Excess tax benefit from stock options exercised	(1,694)	(50)	—
Net settlement of restricted stock units for tax withholdings	(1,667)	(228)	(62)
Changes in operating assets and liabilities, net	(10,664)	(20,418)	(71,113)
Other	3,531	(2,443)	306
Net cash provided by (used in) operating activities	55,392	37,646	(27,441)
Cash flow from investing activities:
Additions to property, plant and equipment	(32,945)	(22,731)	(10,637)
Proceeds from sale of property, plant and equipment	800	—	7
Acquisition of intellectual property	—	(7,500)	—
Release of restricted cash	—	261	520
Sale of investments	18,697	1,383	60,203
Maturities of investments	64,400	113,650	16,700
Purchase of investments	(89,524)	(104,129)	(118,292)
Purchase of equity investments	—	(1,500)	—
Net cash used in investing activities	(38,572)	(20,566)	(51,499)
Cash flow from financing activities:
Proceeds from exercise of stock options	6,859	850	719
Excess tax benefit from stock options exercised	1,694	50	—
Purchase of treasury stock	(4,887)	(20,031)	(5,008)
Net cash provided (used in) by financing activities	3,666	(19,131)	(4,289)
Effect of exchange rate changes on cash and cash equivalents	(866)	1,944	136
Net decrease in cash and cash equivalents	19,620	(107)	(83,093)
Cash and cash equivalents, beginning of period	229,681	229,789	292,499
Cash and cash equivalents, end of period	249,301	$229,682	209,406

For the three months ended December 26, 2010 and September 26, 2010, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	December 26, 2010			September 26, 2010
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$112,550	39.9%	37.1%	$115,524	41.1%	29.5%
Energy-Saving Products	63,056	22.4	47.3	60,016	21.4	42.5
Automotive Products	25,514	9.1	32.5	23,920	8.5	32.0
Enterprise Power	31,600	11.2	50.5	35,229	12.6	47.3
HiRel	47,066	16.7	49.3	44,197	15.7	52.1
Customer segments total	279,786	99.3	42.6	278,886	99.3	38.3
Intellectual Property	1,958	0.7	100.0	1,981	0.7	100.0
Consolidated total	$281,744	100.0%	43.0%	$280,867	100.0%	38.7%

For the three months ended December 27, 2009, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	December 27, 2009
Business Segment	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$75,132	35.7%	9.4%
Energy-Saving Products	40,358	19.2	36.4
Automotive Products	17,797	8.5	15.6
Enterprise Power	33,741	16.0	43.2
HiRel	39,797	18.9	50.9
Customer segments total	206,825	98.4	28.7
Intellectual Property	3,419	1.6	100.0
Consolidated total	$210,244	100.0%	29.9%

Company contacts:

Investors:

Chris Toth

310.252.7731

Media:

Sian Cummings

310.252.7148